            FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS
FIRST QUARTER 2017 RESULTS

Improved Margin Profile Driven by Cost Controls and Favorable Product Mix

Continued Progress Advancing Three Strategic Pillars of Operational Excellence, Commercial Excellence and Strategic Growth in Support of Vision 2022

CRANBURY, New Jersey – (May 1, 2017) – Innophos Holdings, Inc. (NASDAQ: IPHS), today announced its financial results for the first quarter ending March 31, 2017.
Q1 2017 Highlights

•	Q1 performance at the high end of the preliminary financial results range provided April 5th

•	Continued cost savings from Phase 1 Operational Excellence initiatives; identified $13 million of Phase 2 Operational Excellence cost savings

•	Improved margin profile due to better product mix and disciplined cost controls

•	Implemented a market-centric realignment of Commercial Organization

•	Unveiled Vision 2022 at April 5th Investor Day; Strategic Growth Roadmap targeting revenue growth to $1.25 billion and a 250 basis point improvement in Adjusted EBITDA by 2022

•	Launched new external reporting segments aligned with market-facing approach and strategic direction

•	Appointed seasoned global operations executive Mark Santangelo as Senior Vice President of Manufacturing, Engineering and EH&S
“We were pleased with our first quarter performance compared to the preliminary financial results range we provided at our Investor Day,” said Kim Ann Mink, Ph.D., Chairman, President and Chief Executive Officer. “This included sales in line with expectations, adjusted EBITDA at the high end of the range, and net income and adjusted diluted earnings per share higher than initially estimated due to a recent change in tax treatment for stock compensation. By remaining focused on cost savings from performance improvement initiatives and leveraging improved product mix, we drove margin growth sequentially and year-over-year despite market headwinds.

“As recently announced, we have further strengthened the foundation of the management team with the appointment of Mark Santangelo as Senior Vice President of Manufacturing,

Engineering and EH&S,” continued Dr. Mink. “Mark brings required new skill sets, innovative ideas, external best practices, and extensive experience to the team, including a proven track record of leading global manufacturing organizations and effectively participating in all stages of M&A. As we continue to execute on our strategic pillars, Mark’s contributions will be valuable in supporting our transformation and focus on creating strategic growth and delivering value for our shareholders.

“Looking ahead, although we expect market headwinds to persist, we remain confident that by focusing on the factors that we can control we will continue to position Innophos for revitalized growth,” Dr. Mink continued. “Our priorities in 2017 remain to advance the second Phase of our Operational Excellence initiatives, implement our newly introduced market-focused global sales organization under Commercial Excellence, and execute our newly defined and actionable Strategic Growth Roadmap.

“Our Strategic Growth Roadmap sets us on a course for delivering meaningful expansion through targeted organic and disciplined inorganic growth with a clear goal of becoming a larger, more profitable Innophos with a market leading position as a specialty ingredient solutions provider to the Food, Health, and Nutrition (FHN) markets. We are strengthening our core Specialty Phosphates business serving FHN and Industrial Specialties (IS) markets to more effectively compete and continue delivering strong cash generation, while seeking growth opportunities through acquisitions in attractive, high-growth segments of the FHN markets. By executing against our plan, we are confident that we can deliver on our recently announced Vision 2022, where we are targeting $1.25 billion of revenue with a 20% adjusted EBITDA margin profile by 2022,” Dr. Mink concluded.

First Quarter Results

$ Millions except EPS

Quarter 1	2017	2016	Variance $	Variance %
Sales	166	190	(24)	(12)%
Net Income	11	13	(2)	(15)%
Adj Net Income	12	13	(1)	(9)%
Adj EBITDA	28	31	(3)	(11)%
Diluted EPS	0.55	0.66	(0.110)	(16)%
Adj Diluted EPS	0.59	0.66	(0.070)	(11)%
Cash from Ops	(11)	(3)	(8)	(247)%
Free Cash Flow	(19)	(11)	(8)	(73)%
Variance $ and Variance % may not foot due to rounding.

Net sales for the first quarter 2017 of $166 million were down 12% compared with the first quarter of 2016, primarily due to a 7% decline in volumes of lower margin, less differentiated applications and 5% lower average selling prices.

Net Income of $11 million for the first quarter 2017 was down $2 million from the first quarter of 2016 impacted by $1 million of Phase 2 Operational Excellence implementation fees and $1 million of severance costs. Net income as a percent of sales was 7%, down 19 basis points from the prior year quarter.

Adjusted EBITDA of $28 million for the first quarter 2017 yielded a margin of 17%, up 21 basis points compared with the prior year quarter.

Diluted EPS for the first quarter 2017 was $0.55 compared with $0.66 for the first quarter 2016. The current quarter includes $0.02 of fees to begin the implementation of Phase 2 Operational Excellence initiatives. We anticipate these fees to be more than offset by savings over the course of 2017, which will start to occur during the second half of the year.

Adjusted diluted EPS for the first quarter 2017 was $0.59, versus $0.66 for the first quarter 2016. The current quarter includes a $0.04 per share benefit from a change in taxation on stock compensation effective January 1, 2017.

Net Cash from operations showed an outflow of $11 million in the first quarter 2017, compared with an outflow of $3 million for the first quarter of 2016.

•	A seasonal net working capital build of $30 million in the current quarter accounts for most of the year-over-year decrease in operating cash flow.

•	Net working capital declined 18%, or $35 million, year-over-year.

•	Average working capital declined 15%, or $27 million, year-over-year.

Free cash flow was a $19 million outflow in the first quarter 2017, compared with an $11 million outflow in the same period of 2016, as a result of seasonal working capital build and higher capital expenditures due to the previously announced deep well investment at our Geismar facility.

Net debt decreased 26%, or $55 million, year-over-year, but increased sequentially by 21%, or $28 million, due to seasonal working capital increases.

New Reporting Segments

As announced at the Company’s April 5th Investor Day, effective Q1 2017, Innophos transitioned to three new reporting segments: Food, Health and Nutrition (FHN), Industrial Specialties (IS) and Other.

“The new reporting segments more accurately reflect the underlying business dynamics and align with the strategic direction of the Company,” said Han Kieftenbeld, Senior Vice President and Chief Financial Officer.

Q1 Segment Sales
$ Millions

Quarter 1 Sales	2017	2016	Variance $	Variance %
FHN	91	98	(7)	(7)%
IS	64	75	(11)	(15)%
Other	11	17	(6)	(33)%
Total Innophos	166	190	(24)	(12)%

•
FHN sales of $91 million were down 7% versus the prior-year quarter, with 4% lower volumes and 3% lower average selling prices. The volume decline was primarily seen in high margin export sales driven by external factors, including currency exchange restrictions in Venezuela and increased import tariffs into China. Sales in India saw a slowdown due to generally lower than anticipated growth.

•
IS sales of $64 million were down 15% versus the prior-year quarter, primarily due to the year-over-year effect from pruning actions, which led to an 8% decline in volumes of lower margin, less differentiated applications and 7% lower average selling prices.

•
Other sales of $11 million were down 33% versus the prior-year quarter due to 22% lower volumes and 11% lower selling prices, mostly due to order pattern and the impact from low commodity market prices.

Q1 Segment Adjusted EBITDA and Margins
$ Millions

Quarter 1 Adj. EBITDA	2017 EBITDA	2017 Margin	2016 EBITDA	2016 Margin	$ Variance	Margin Variance
FHN	17	18%	20	21%	(3)	(255) bps
IS	10	16%	10	13%	-	295 bps
Other	1	8%	1	7%	-	144 bps
Total IPHS	28	17%	31	17%	(3)	21 bps

•	FHN margins declined 255 basis points due to the aforementioned sales volume decline in high margin applications.

•	IS margins improved 295 basis points due to improved mix from product pruning and cost controls.

•	Other margins improved 144 basis points on improved product mix.

Recent Trends and Outlook

Q2 2017
Sales comparables in Q2 are expected to improve sequentially, but still be down approximately 5% year-over-year, due primarily to portfolio pruning of lower margin, less differentiated applications, which did not take full effect until the second half of 2016. External factors impacting sales into Venezuela and China are expected to continue into the second quarter.

Earnings in the second quarter are forecast to be impacted by the remainder of consulting fees for the implementation of Phase 2 of Operational Excellence initiatives, which are estimated to be approximately $3 million.

Input costs and operating costs in Q2, with the notable exception of the aforementioned fees, are expected to be in line with Q1.

The favorable Q1 tax rate of 28% was significantly helped by the change in taxation on stock compensation. Excluding this discrete item, the effective tax rate for the current quarter would have been 33%. The Company anticipates that the tax rate will return to the more normalized level of approximately 33% beginning in the second quarter.

Full Year
On a full year basis, overall market conditions and the competitive landscape for 2017 are expected to be similar to 2016. Volume headwinds are expected to remain through the balance of the year due to the strong US dollar and pricing headwinds. Pruning effects are expected to improve in the second half of the year.

The Company anticipates that the Phase 2 Operational Excellence fees incurred in the first half of the year will be more than offset by the Phase 2 savings, of which $5 million is estimated to take effect in the second half of 2017.

As a result of these factors, the Company continues to expect full year revenues to be down by 4% compared with 2016. Full year earnings are expected to be broadly in line with 2016, reflecting the impact of management’s focus on cost actions and productivity initiatives given the challenging market conditions.

Conference Call

Innophos will host its first quarter 2017 conference call on Tuesday, May 2, 2017 at 9:00 am ET. The call can be accessed by dialing 1-800-708-4539 (U.S.) or 1-847-619-6396 (international) and entering passcode 44748419. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. The Q1 2017 earnings call presentation will be made available on the Company’s website the morning of the call. A replay will be available between 11:30 am ET on May 2 and 11:59 pm ET on May 16, 2017. The replay is accessible by dialing 1-888-843-7419 (U.S.) or 1-630-652-3042 (international) and entering passcode 44748419#. Additional information on Innophos’ first quarter results can also be found on the Company’s website.

About the Company
Innophos is a leading international producer of specialty ingredient solutions that deliver far-reaching, versatile benefits for the food, health, nutrition and industrial markets. We leverage our expertise in the science and technology of blending and formulating phosphate, mineral and botanical based ingredients to help our customers offer products that are tasty, healthy, nutritious and economical. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations across the United States, in Canada, Mexico and China. For more information, please visit www.innophos.com. 'IPHS-G'
SOURCE Innophos Holdings, Inc.

Contacts
Investors: Mark Feuerbach, 609-366-1204 or investor.relations@innophos.com
Media: Ryan Flaim, Sharron Merrill Associates, 617-542-5300 or IPHS@investorrelations.com
###
Financial Tables Follow
Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon suppliers; and other risks, including those risks identified under “Risk Factors” in Innophos’ Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars In thousands, except per share amounts or share amounts)

	Three Months Ended March 31,
	2017	2016

Net sales	$165,944	$189,630
Cost of goods sold	129,401	148,914
Gross profit	36,543	40,716
Operating expenses:
Selling, general and administrative	19,308	18,235
Research & development expenses	830	996
Total operating expenses	20,138	19,231
Operating income	16,405	21,485
Interest expense, net	1,353	1,799
Foreign exchange loss (gain)	(57)	(39)
Income before income taxes	15,109	19,725
Provision for income taxes	4,186	6,883
Net income	$10,923	$12,842

Diluted Earnings Per Participating Share	$0.55	$0.66
Diluted weighted average participating shares outstanding	19,694,751	19,430,029
Dividends paid per share of common stock	$0.48	$0.48
Dividends declared per share of common stock	$0.48	$0.48

Adjusted EBITDA Reconciliation to Net Income

(Dollars in thousands)	Three Months Ended March 31,
	2017	2016

Net Income	$10,923	$12,842
Interest expense, net	1,353	1,799
Provision for income taxes	4,186	6,883
Depreciation & amortization	9,581	9,282
EBITDA	26,043	30,806

Adjustments
Non-cash stock compensation *	717	534
Translation income	(57)	(39)
Severance/Restructuring expense (income)	1,000	(43)
Adjusted EBITDA	$27,703	$31,258

Percent of Sales	16.7%	16.5%

* Not adjusted when calculating Adjusted EPS

Adjusted Net Income Reconciliation to Net Income

(Dollars in thousands, except EPS)	Three Months Ended March 31,
	2017	2016
Net Income (loss)	$10,923	$12,842

Pre-tax Adjustments
Translation income	(57)	(39)
Severance/Restructuring expense (income)	1,000	(43)
Total Pre-tax Adjustments	943	(82)

Income tax effects on Adjustments	261	(29)
Adjusted Net Income	$11,605	$12,789

Adjusted Diluted Earnings Per Participating Share	$0.59	$0.66

Segment Reporting – First Quarter

	Three Months Ended March 31,		Net Sales
	2017	2016	% Change
Segment Net Sales
Food, Health and Nutrition	$91,083	$98,412	(7.4)%
Industrial Specialties	63,672	74,555	(14.6)%
Other	11,189	16,663	(32.9)%
Total	$165,944	$189,630	(12.5)%

Segment EBITDA
Food, Health and Nutrition (a)	$15,624	$19,933
Industrial Specialties (a)	9,521	9,561
Other	898	1,312
Total	$26,043	$30,806

Segment EBITDA % of net sales
Food, Health and Nutrition (a)	17.2%	20.3%
Industrial Specialties (a)	15.0%	12.8%
Other	8.0%	7.9%
Total	15.7%	16.2%

Depreciation and amortization expense
Food, Health and Nutrition	$5,722	$4,791
Industrial Specialties	3,372	3,059
Other	487	1,432
Total	$9,581	$9,282

(a) The three months ended March 31, 2017 include a $1.0 million charge to earnings for severance costs, half of which was recorded in Food, Health and Nutrition and the other half of which was recorded in Industrial Specialties.

Price / Volume

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue effect of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following table illustrates the percentage changes in net sales by reportable segments compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

	Three Months Ended March 31, 2017

Reportable Segments	Price	Volume/Mix	Total
Food, Health and Nutrition	(2.9)%	(4.5)%	(7.4)%
Industrial Specialties	(7.0)%	(7.6)%	(14.6)%
Other	(10.8)%	(22.1)%	(32.9)%
Total	(5.2)%	(7.3)%	(12.5)%

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Three Months Ended March 31,
	2017	2016
Cash flows provided from operating activities
Net income	$10,923	$12,842
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	9,581	9,282
Amortization of deferred financing charges	107	168
Gain on sale of building	(153)	—
Share-based compensation	717	9
Changes in assets and liabilities:
Increase in accounts receivable	(6,748)	(12,170)
(Increase) decrease in inventories	(9,228)	6,072
Increase in other current assets	(4,194)	(7,119)
(Decrease) increase in accounts payable	(5,973)	6,310
Decrease in other current liabilities	(3,827)	(16,886)
Changes in other long-term assets and liabilities	(1,884)	(1,582)
Net cash used for operating activities	(10,679)	(3,074)
Cash flows used for investing activities:
Capital expenditures	(8,553)	(8,024)
Proceeds from sale of building	1,028	—
Net cash used for investing activities	(7,525)	(8,024)
Cash flows (used for) provided from financing activities:
Proceeds from exercise of stock options	—	9
Long-term debt borrowings	14,000	23,000
Long-term debt repayments	(10,000)	(5,001)
Excess tax (deficiency) benefit from exercise of stock options	—	(331)
Common stock repurchases and restricted stock forfeitures	(360)	—
Dividends paid	(9,349)	(9,256)
Net cash (used for) provided from financing activities	(5,709)	8,421
Effect of foreign exchange rate changes on cash and cash equivalents	226	206
Net change in cash	(23,687)	(2,471)
Cash and cash equivalents at beginning of period	53,487	17,905
Cash and cash equivalents at end of period	29,800	15,434

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars In thousands)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$29,800	$53,487
Accounts receivable, net	84,442	77,692
Inventories	137,372	128,295
Other current assets	28,276	23,894
Total current assets	279,890	283,368
Property, plant and equipment, net	206,333	205,459
Goodwill	84,373	84,373
Intangibles and other assets, net	66,990	69,811
Total assets	$637,586	$643,011
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, trade and other	$45,698	$51,611
Other current liabilities	39,907	43,605
Total current liabilities	85,605	95,216
Long-term debt	189,000	185,000
Other long-term liabilities	14,659	15,569
Total stockholders’ equity	348,322	347,226
Total liabilities and stockholders’ equity	$637,586	$643,011

Additional Information
Net debt is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.

Free cash flow is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes free cash flow is helpful in analyzing the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines free cash flow as net cash provided from operating activities plus cash used for capital expenditures.

EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS are supplemental financial measures that are not required by, or presented in accordance with, US GAAP. The Company believes EBITDA and adjusted EBITDA are helpful in analyzing the cash flow generating capability of the business and as performance measures for purposes of presentation in this release.

Net Working Capital is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes net working capital is helpful in analyzing the effects on the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines net working capital as total current assets less cash less total current liabilities.

Innophos is not able to provide a reconciliation of its 2022 expectation for Adjusted EBITDA margin to GAAP net income due to the number of variables in the projected EBITDA margin for 2022 and because we are currently unable to quantify accurately certain amounts that would be required to be included in GAAP net income or the individual adjustments for such reconciliation. In addition, we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.